Worthington Enterprises Reports First Quarter Fiscal 2026 Results

COLUMBUS, Ohio (September 23, 2025) – Worthington Enterprises Inc. (NYSE: WOR), a designer and manufacturer of market-leading brands that improve everyday life by elevating spaces and experiences, today reported results for its fiscal 2026 first quarter ended August 31, 2025.

Recent Developments and First Quarter Highlights (all comparisons to the first quarter of fiscal 2025):

•
Net sales were $303.7 million, an increase of 18%.
•
Net earnings increased 45% to $34.8 million, while adjusted EBITDA grew 34% to $65.1 million.
•
Earnings per share (“EPS”) – diluted improved from $0.48 to $0.70 per share, while adjusted EPS – diluted increased from $0.50 to $0.74 per share.
•
Operating cash flow of $41.1 million was flat compared to the prior year quarter, while free cash flow decreased 12% to $27.9 million, driven by increased capital expenditures related to ongoing facility modernization projects.
•
Repurchased 100,000 common shares for $6.3 million leaving 5,265,000 common shares remaining on the Company’s repurchase authorization.
•
Declared a quarterly dividend of $0.19 per common share payable on December 29, 2025, to shareholders of record at the close of business on December 15, 2025.
•
Acquired Elgen Manufacturing, a market-leading designer and manufacturer of HVAC parts and components, ductwork and structural framing primarily used in commercial buildings throughout North America, on June 18, 2025, for $91.2 million, net of cash acquired.

“We started the fiscal year with solid momentum led by strong performance in our Building Products segment,” said Worthington Enterprises President and CEO Joe Hayek. “Volume growth in Building Products and increased contributions from WAVE helped drive meaningful earnings improvement, while our Consumer Products team delivered solid results despite a challenging macro environment. Throughout the business, our teams continue to execute well, supported by strong customer relationships, a transformational mindset and a portfolio of market-leading brands that support our long-term growth strategy.”

Worthington Enterprises

September 23, 2025

Financial highlights for the current year and prior year quarters are as follows:

(U.S. dollars in millions, except per share amounts)	1Q 2026	1Q 2025
GAAP Financial Measures
Net sales	$303.7	$257.3
Operating income (loss)	9.2	(4.7)
Earnings before income taxes	45.7	30.8
Net earnings	34.8	24.0
EPS – diluted	0.70	0.48
Net cash provided by operating activities	41.1	41.1

Non-GAAP Financial Measures (1)
Adjusted operating income (loss)	$11.7	$(3.5)
Adjusted EBITDA	65.1	48.4
Adjusted EPS – diluted	0.74	0.50
Free cash flow	27.9	31.5

(1)
Refer to the “Use of Non-GAAP Financial Measures and Definitions” section of this release for additional information regarding the use of non-GAAP financial measures, including reconciliations to the most comparable GAAP measures.

Consolidated Quarterly Results

Net sales for the first quarter of fiscal 2026 increased $46.4 million, or 18.0%, over the prior year quarter to $303.7 million, driven by higher volumes in Building Products, including contributions from Elgen.

Operating income of $9.2 million was favorable $13.9 million compared to the operating loss in the prior year quarter. On an adjusted basis, excluding restructuring and other expense, operating income increased $15.3 million in the quarter to $11.7 million, driven by higher volumes within Building Products.

Equity income increased $1.2 million over the prior year quarter to $36.7 million, due to higher contributions from WAVE, which was up $4.5 million, partially offset by a $2.8 million decrease in equity earnings at ClarkDietrich.

Income tax expense was $10.9 million in the first quarter of fiscal 2026 compared to $6.8 million in the prior year quarter. The increase was driven by higher pre-tax earnings. Income tax expense in the first quarter of fiscal 2026 reflects an estimated annual effective rate of 23.8% compared to 24.5% in the prior year quarter.

Balance Sheet and Cash Flow

The Company ended the first quarter with cash of $167.1 million, a decrease of $83.0 million from May 31, 2025, driven by the purchase of Elgen. During the first quarter of fiscal 2026, the Company generated operating cash flow of $41.1 million, of which $13.2 million was invested in capital expenditures, resulting in free cash flow of $27.9 million, down from $31.5 million in the prior year quarter. Capital expenditures in the current year quarter included approximately $8.6 million related to ongoing facility modernization projects.

Total debt at quarter end was $306.0 million, consisting entirely of long-term debt, an increase of $3.1 million from May 31, 2025, due to the remeasurement of the Company’s euro denominated notes. The Company had no borrowings under its revolving credit facility as of August 31, 2025, leaving $500.0 million available for future use.

Worthington Enterprises

September 23, 2025

Quarterly Segment Results

Consumer Products generated net sales of $118.9 million in the current year quarter, up $1.3 million from the prior year quarter, as favorable product mix was largely offset by lower volumes. Adjusted EBITDA was $16.1 million, down $1.6 million from the prior year quarter, primarily due to lower volumes and increased SG&A expense.

Building Products generated net sales of $184.8 million, up $45.1 million, or 32.2%, from the prior year quarter. The increase was driven by higher volumes and the inclusion of Elgen, which contributed $20.9 million in net sales. Adjusted EBITDA increased $18.1 million to $57.8 million, primarily due to volume growth in the wholly owned businesses. The quarter included $2.2 million in incremental expenses related to the Elgen acquisition from the purchase accounting step up in inventory to fair value, resulting in a nominal contribution to adjusted EBITDA from Elgen.

Outlook

“We have had a strong start to our fiscal year and believe we are well positioned for the future,” Hayek said. “The addition of Elgen strengthens our presence in commercial HVAC and broadens our reach within the building envelope. Backed by a strong balance sheet, consistent free cash flow and the Worthington Business System of innovation, transformation and acquisitions, our teams remain focused on executing our strategy and delivering long-term value for customers and shareholders.”

Conference Call

The Company will review fiscal 2026 first quarter results during its quarterly conference call on September 24, 2025, at 8:30 a.m. Eastern Time. Details regarding the conference call can be found on the Company website at www.WorthingtonEnterprises.com.

About Worthington Enterprises

Worthington Enterprises (NYSE: WOR) is a designer and manufacturer of market-leading brands that improve everyday life by elevating spaces and experiences. The Company operates with two primary business segments: Building Products and Consumer Products. The Building Products segment includes heating and cooling, cooking, construction and water solutions, and building systems including HVAC components, architectural and acoustical grid ceilings and metal framing and accessories. The Consumer Products segment provides solutions for the tools, outdoor living and celebrations categories. Product brands within the Worthington Enterprises portfolio include Balloon Time®, Bernzomatic®, Coleman® (propane cylinders), CoMet®, Elgen, Garden Weasel®, General®, HALO™, Hawkeye™, Level5 Tools®, Mag Torch®, NEXI™, Pactool International®, PowerCore™, Ragasco®, Well-X-Trol® and XLite™, among others.

Headquartered in Columbus, Ohio, Worthington Enterprises and its joint ventures employ approximately 6,000 people throughout North America and Europe.

Founded in 1955 as Worthington Industries, Worthington Enterprises follows a people-first Philosophy with earning money for its shareholders as its first corporate goal. Worthington Enterprises achieves this outcome by empowering its employees to innovate, thrive and grow with leading brands in attractive markets that improve everyday life. The Company engages deeply with local communities where it has operations through volunteer efforts and The Worthington Companies Foundation, participates actively in workforce development programs and reports annually on its corporate citizenship and sustainability efforts. For more information, visit worthingtonenterprises.com.

Safe Harbor Statement

Selected statements contained in this release constitute “forward-looking statements,” as that term is used in the Private Securities Litigation Reform Act of 1995 (the “Act”). The Company wishes to take advantage of the safe harbor provisions included in the Act. Forward-looking statements reflect the Company’s current expectations, estimates or projections concerning future results or events. These statements are often identified by the use of forward-looking words or phrases such as “believe,” “expect,” “anticipate,” “may,”

Worthington Enterprises

September 23, 2025

“could,” “should,” “would,” “intend,” “plan,” “will,” “likely,” “estimate,” “project,” “position,” “strategy,” “target,” “aim,” “seek,” “foresee” and similar words or phrases. These forward-looking statements include, without limitation, statements relating to: future or expected cash positions, liquidity and ability to access financial markets and capital; outlook, strategy or business plans; the anticipated benefits of the separation of the Company’s Steel Processing business (the “Separation); the expected financial and operational performance of, and future opportunities for, the Company following the Separation; the Company’s performance on a pro forma basis to illustrate the estimated effects of the Separation on historical periods; the tax treatment of the Separation transaction; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; effects of judicial rulings; the ever-changing effects of the novel coronavirus (“COVID-19”) pandemic and the various responses of governmental and nongovernmental authorities thereto on economies and markets, and on our customers, counterparties, employees and third-party service providers; and other non-historical matters.

Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, those that follow: the uncertainty of obtaining regulatory approvals in connection with the Separation, including rulings from the Internal Revenue Service; the Company’s ability to successfully realize the anticipated benefits of the Separation; the risks, uncertainties and impacts related to the COVID-19 pandemic – the duration, extent and severity of which are impossible to predict, including the possibility of future resurgence in the spread of COVID-19 or variants thereof – and the availability, effectiveness and acceptance of vaccines, and other actual or potential public health emergencies and actions taken by governmental authorities or others in connection therewith; the effect of national, regional and global economic conditions generally and within major product markets, including significant economic disruptions from COVID-19, the actions taken in connection therewith and the implementation of related fiscal stimulus packages; the effect of conditions in national and worldwide financial markets, including inflation, increases in interest rates and economic recession, and with respect to the ability of financial institutions to provide capital; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, the closing of border crossings, and other changes in trade regulations or relationships; changing oil prices and/or supply; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; volatility or fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities, labor and other items required by operations (especially in light of the COVID-19 pandemic and Russia’s invasion of Ukraine); effects of sourcing and supply chain constraints; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries in which the Company participates as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, labor shortages, interruption in utility services, civil unrest, international conflicts (especially in light of Russia’s invasion of Ukraine), terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability (especially in light of Russia’s invasion of Ukraine), foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the effect of inflation, interest rate increases and economic recession, which may negatively impact the Company’s operations and financial results; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; the level of imports and import prices in the Company’s markets; the impact of environmental laws and regulations or the actions of the United States Environmental Protection Agency or similar regulators which increase costs or limit the Company’s ability to use or sell certain

Worthington Enterprises

September 23, 2025

products; the impact of increasing environmental, greenhouse gas emission and sustainability regulations and considerations; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Coronavirus Aid, Relief and Economic Security (CARES) Act, the Consolidated Appropriations Act, 2021, the American Rescue Plan Act of 2021, and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws, especially in light of the COVID-19 pandemic, which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; the effects of tax laws in the United States and potential changes for such laws, which may increase the Company’s costs and negatively impact the Company’s operations and financial results; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2025.

Forward-looking statements should be construed in the light of such risks. The Company notes these factors for investors as contemplated by the Act. It is impossible to predict or identify all potential risk factors. Consequently, readers should not consider the foregoing list to be a complete set of all potential risks and uncertainties. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company does not undertake, and hereby disclaims, any obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

WORTHINGTON ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except per common share amounts)

	Three Months Ended
	August 31,
	2025	2024
Net sales	$303,707	$257,308
Cost of goods sold	221,423	194,813
Gross profit	82,284	62,495
Selling, general and administrative expense	70,565	66,036
Restructuring and other expense, net	2,476	1,158
Operating income (loss)	9,243	(4,699)
Other income (expense):
Miscellaneous income (expense), net	(156)	486
Interest expense, net	(63)	(489)
Equity in net income of unconsolidated affiliates	36,657	35,492
Earnings before income taxes	45,681	30,790
Income tax expense	10,860	6,782
Net earnings	34,821	24,008
Net loss attributable to noncontrolling interest	(327)	(245)
Net earnings attributable to controlling interest	$35,148	$24,253

Basic
Weighted average common shares outstanding	49,264	49,487
Earnings per share attributable to controlling interest	$0.71	$0.49

Diluted
Weighted average common shares outstanding	50,026	50,365
Earnings per share attributable to controlling interest	$0.70	$0.48

Cash dividends declared per common share	$0.19	$0.17

CONSOLIDATED BALANCE SHEETS

WORTHINGTON ENTERPRISES, INC.

(In thousands)

	August 31,	May 31,
	2025	2025
Assets
Current assets:
Cash and cash equivalents	$167,122	$250,075
Receivables, less allowances of $906 and $907, respectively	214,078	215,824
Inventories
Raw materials	103,069	80,522
Work in process	9,660	9,408
Finished products	88,831	79,463
Total inventories	201,560	169,393
Income taxes receivable	4,579	12,720
Prepaid expenses and other current assets	38,701	37,358
Total current assets	626,040	685,370
Investment in unconsolidated affiliates	129,678	129,262
Operating lease assets	39,603	22,699
Goodwill	412,304	376,480
Other intangibles, net of accumulated amortization of $92,988 and $88,887, respectively	222,889	190,398
Other assets	20,880	20,717
Property, plant and equipment:
Land	8,735	8,703
Buildings and improvements	134,797	132,742
Machinery and equipment	384,904	372,798
Construction in progress	45,688	33,326
Total property, plant and equipment	574,124	547,569
Less: accumulated depreciation	287,381	277,343
Total property, plant and equipment, net	286,743	270,226
Total assets	$1,738,137	$1,695,152

Liabilities and equity
Current liabilities:
Accounts payable	$102,841	$103,205
Accrued compensation, contributions to employee benefit plans and related taxes	33,479	43,864
Dividends payable	9,999	9,172
Other accrued items	35,842	34,478
Current operating lease liabilities	7,556	6,014
Income taxes payable	71	109
Total current liabilities	189,788	196,842
Other liabilities	57,465	53,364
Distributions in excess of investment in unconsolidated affiliate	103,166	103,767
Long-term debt	306,010	302,868
Noncurrent operating lease liabilities	32,694	17,173
Deferred income taxes	89,183	82,901
Total liabilities	778,306	756,915
Shareholders' equity - controlling interest	959,108	937,187
Noncontrolling interest	723	1,050
Total equity	959,831	938,237
Total liabilities and equity	$1,738,137	$1,695,152

WORTHINGTON ENTERPRISES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	August 31,
	2025	2024
Operating activities:
Net earnings	$34,821	$24,008
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	13,086	11,830
Provision for (benefit from) deferred income taxes	2,957	(5,537)
Bad debt income	(21)	(8)
Equity in net income of unconsolidated affiliates, net of distributions	(181)	3,453
Net gain on sale of assets	-	(18)
Stock-based compensation	3,427	3,925
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	14,107	28,166
Inventories	(15,816)	(6,406)
Accounts payable	(11,946)	(13,093)
Accrued compensation and employee benefits	(10,399)	(11,445)
Other operating items, net	11,026	6,271
Net cash provided by operating activities	41,061	41,146

Investing activities:
Investment in property, plant and equipment	(13,195)	(9,629)
Acquisitions, net of cash acquired	(92,235)	(88,887)
Proceeds from sale of assets, net of selling costs	-	11,769
Investment in non-marketable equity securities	-	(2,000)
Net cash used by investing activities	(105,430)	(88,747)

Financing activities:
Dividends paid	(8,576)	(8,116)
Repurchase of common shares	(6,259)	(6,803)
Proceeds from issuance of common shares, net of tax withholdings	(3,552)	(3,158)
Principal payments on long-term obligations	(197)	-
Net cash used by financing activities	(18,584)	(18,077)
Decrease in cash and cash equivalents	(82,953)	(65,678)
Cash and cash equivalents at beginning of period	250,075	244,225
Cash and cash equivalents at end of period	$167,122	$178,547

WORTHINGTON ENTERPRISES, INC.

SEGMENT INFORMATION

(Dollars in thousands)

	Three Months Ended
	August 31,
	2025	2024
Net sales
Consumer Products	$118,938	$117,596
Building Products	184,769	139,712
Consolidated	$303,707	$257,308

Adjusted EBITDA
Consumer Products	$16,148	$17,775
Building Products	57,793	39,729
Total reportable segments	73,941	57,504
Other (1)	(1,663)	(1,153)
Unallocated Corporate	(7,218)	(7,914)
Consolidated	$65,060	$48,437

Adjusted EBITDA margin
Consumer Products	13.6%	15.1%
Building Products	31.3%	28.4%
Consolidated	21.4%	18.8%

Equity income by unconsolidated affiliate
WAVE (2)	$32,386	$27,901
ClarkDietrich (2)	5,934	8,744
Other (1)	(1,663)	(1,153)
Consolidated	$36,657	$35,492

(1)
Other includes the equity earnings of Taxi Workhorse, LLC and the SES joint venture.
(2)
Equity income contributed by WAVE and ClarkDietrich is included in Building Products segment results.

WORTHINGTON ENTERPRISES, INC.

GAAP / NON-GAAP RECONCILIATIONS

(Dollars in thousands, except per share amounts)

For more information on the non-GAAP measures, refer to the “Use of Non-GAAP Financial Measures and Definitions” section of this release.

Consolidated Results – Adjusted Earnings per Share – Diluted

	Three Months Ended August 31, 2025
		Earnings
		Before	Income
	Operating	Income	Tax	Net	Diluted
	Income	Taxes	Expense	Earnings (1)	EPS (1)
GAAP	$9,243	$45,681	$10,860	$35,148	$0.70
Restructuring and other expense, net	2,476	2,476	(377)	2,099	0.04
Non-GAAP	$11,719	$48,157	$11,237	$37,247	$0.74

	Three Months Ended August 31, 2024
		Earnings
		Before	Income
	Operating	Income	Tax	Net	Diluted
	Loss	Taxes	Expense	Earnings (1)	EPS (1)
GAAP	$(4,699)	$30,790	$6,782	$24,253	$0.48
Restructuring and other expense, net	1,158	1,158	(290)	868	0.02
Non-GAAP	$(3,541)	$31,948	$7,072	$25,121	$0.50

(1)
Excludes the impact of noncontrolling interest.

Consolidated Results – Adjusted EBITDA

	Three Months Ended
	August 31,
	2025	2024
Net earnings (GAAP)	$34,821	$24,008
Plus: Net loss attributable to noncontrolling interest	327	245
Net earnings attributable to controlling interest	35,148	24,253
Interest expense, net	63	489
Income tax expense	10,860	6,782
EBIT (1)	46,071	31,524
Restructuring and other expense, net	2,476	1,158
Adjusted EBIT (1)	48,547	32,682
Depreciation and amortization	13,086	11,830
Stock-based compensation	3,427	3,925
Adjusted EBITDA (non-GAAP)	$65,060	$48,437

Net earnings margin (GAAP)	11.5%	9.3%
Adjusted EBITDA margin (non-GAAP)	21.4%	18.8%

(1)
EBIT and adjusted EBIT are non-GAAP financial measures. However, these measures are not used by management to evaluate the Company's performance, engage in financial and operational planning, or to determine incentive compensation. Instead, they are included as subtotals in the reconciliation of net earnings to adjusted EBITDA, which is a non-GAAP financial measure used by management.

Consolidated Results - Free Cash Flow

The following tables provide a reconciliation of net cash provided by operating activities to free cash flow and the calculation of operating cash flow conversion to free cash flow conversion for the three months ended August 31, 2025 and 2024.

	Three Months Ended
	August 31,
	2025	2024
Net cash provided by operating activities (GAAP)	$41,061	$41,146
Investment in property, plant, and equipment	(13,195)	(9,629)
Free cash flow (non-GAAP)	$27,866	$31,517

Net earnings attributable to controlling interest (GAAP)	$35,148	$24,253
Adjusted net earnings attributable to controlling interest (non-GAAP)	$37,247	$25,121

Operating cash flow conversion (GAAP) (1)	117%	170%
Free cash flow conversion (non-GAAP)	75%	125%

(1)
Operating cash flow conversion is defined as net cash provided by operating activities divided by net earnings attributable to controlling interest.

WORTHINGTON ENTERPRISES, INC.

USE OF NON-GAAP FINANCIAL MEASURES AND DEFINITIONS

NON-GAAP FINANCIAL MEASURES. These materials include certain financial measures that are not calculated and presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Non-GAAP financial measures typically exclude items that management believes are not reflective of, and thus should not be included when evaluating the performance of the Company’s ongoing operations. Management uses these non-GAAP financial measures to evaluate ongoing performance, engage in financial and operational planning, and determine incentive compensation. Management believes these non-GAAP financial measures provide useful supplemental information regarding the performance of the Company’s ongoing operations and should not be considered as an alternative to the comparable GAAP financial measure. Additionally, management believes these non-GAAP financial measures allow for meaningful comparisons and analysis of trends in the Company’s businesses and enables investors to evaluate operations and future prospects in the same manner as management.

The following provides an explanation of each non-GAAP financial measure presented in these materials:

Adjusted operating income (loss) is defined as operating income (loss) excluding the items listed below, to the extent naturally included in operating income (loss).

Adjusted net earnings is defined as net earnings attributable to controlling interest excluding the after-tax effect of the excluded items outlined below.

Adjusted EPS - diluted is defined as adjusted net earnings divided by diluted weighted-average common shares outstanding for the applicable period.

Adjusted EBITDA is the measure by which management evaluates segment performance and overall profitability. EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. Adjusted EBITDA excludes additional items including, but not limited to, those listed below, as well as other items that management believes are not reflective of, and thus should not be included when evaluating the performance of ongoing operations. Adjusted EBITDA also excludes stock-based compensation due to its non-cash nature, which is consistent with how management assesses operating performance and determines incentive compensation. At the segment level, adjusted EBITDA includes expense allocations for centralized corporate back-office functions that exist to support the day-to-day business operations. Public company and other governance costs are held at the corporate level within the unallocated corporate and other category.

Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by net sales.

Free cash flow is a non-GAAP financial liquidity measure that is used by the Company to assess its ability to generate cash beyond what is required for its business operations and capital expenditures. The Company defines free cash flow as net cash flows from operating activities less investment in property, plant, and equipment.

Free cash flow conversion is a non-GAAP financial measure that is used by the Company to measure how much of its adjusted net earnings attributable to controlling interest is converted into cash. The Company defines free cash flow conversion as free cash flow divided by net earnings.

EXCLUSIONS FROM NON-GAAP FINANCIAL MEASURES

Management believes it is useful to exclude the following items from its non-GAAP financial measures for its own and investors’ assessment of the business for the reasons identified below. Additionally, management may exclude other items from non-GAAP financial measures that do not occur in the ordinary course of the Company’s ongoing business operations and note them in the reconciliation from net earnings to the non-GAAP financial measure adjusted EBITDA.

•
Impairment charges are excluded because they do not occur in the ordinary course of the Company’s ongoing business operations, are inherently unpredictable in timing and amount, and are non-cash, which management believes facilitates the comparison of historical, current and forecasted financial results.
•
Restructuring activities consists of established programs that are intended to fundamentally change the Company’s operations, and as such are excluded from its non-GAAP financial measures. The Company’s restructuring programs may include closing or consolidating production facilities or moving manufacturing of a product to another location, realignment of the management structure of a business unit in response to changing market conditions or general rationalization of headcount. The Company’s restructuring activities generally give rise to employee-related costs, such as severance pay, and facility-related costs, such as exit costs and gains or losses on asset disposals but may include other incremental costs associated with the Company’s restructuring activities. Restructuring and other expense, net, may also include other nonrecurring items included in operating income but incremental to the Company’s normal business activities. These items are excluded because they are not part of the ongoing operations of the Company’s underlying business.